UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	16-1434688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike
New Hartford, NY	13413-4991
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED PAR TECHNOLOGY CORPORATION 2015 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNITS REPLACING AWARDS ASSUMED UNDER THE ACCSYS, LLC PHANTOM EQUITY PLAN
(Full title of the plan)

Cathy A. King
General Counsel and Secretary
PAR Technology Park
8383 Seneca Turnpike
New Hartford, NY 13413-4991
(Name and address of agent for service)

(315) 738-0600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☑
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.02 par value per share	854,371	$25.60	$21,871,897.60	$2,838.97
Common Stock, $.02 par value per share	67,273	$25.60	$1,722,188.80	$223.54
Total:	921,644		23,594,086.40	$3,062.51
(1)854,371 shares of Registrant’s common stock, par value $.02 per share (“Common Stock”), are being registered for issuance under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan, as amended June 4, 2020 (the “Plan”), of which 154,371 shares were previously issued as restricted stock under the Plan and subsequently forfeited, terminated, surrendered, or expired, and returned to the Plan (the “Forfeited Shares”). 67,273 shares of Common Stock are reserved for issuance upon vesting of restricted stock units issued by Registrant in connection with Registrant’s assumption of awards granted by AccSys, LLC (“Restaurant Magic”) under the AccSys, LLC Phantom Equity Plan prior to the closing of the acquisition of Restaurant Magic by Registrant in December 2019.

(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of Registrant’s Common Stock that become issuable in respect of the securities identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of Registrant’s Common Stock as reported on the New York Stock Exchange on June 12, 2020.

EXPLANATORY NOTE

At the 2020 Annual Meeting of Stockholders of PAR Technology Corporation (“Registrant”) held on June 4, 2020, Registrant's stockholders approved an increase in the aggregate number of shares of Common Stock reserved for issuance under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan, as amended June 4, 2020 (the “Plan”), by 700,00 shares (the “Additional Shares”).

Registrant is filing this Registration Statement on Form S-8 under the Securities Act to register:

•the Additional Shares and the Forfeited Shares for issuance under the Plan; and

•67,273 shares of its Common Stock issuable upon vesting of restricted stock units issued by Registrant in connection with Registrant’s assumption of awards granted by Restaurant Magic under the AccSys, LLC Phantom Equity Plan prior to the closing of Registrant’s acquisition of 100% of the limited liability company interests of Restaurant Magic pursuant to the Interest Purchase Agreement, dated as of November 7, 2019, by and among Registrant, PJCDSG, Inc., ParTech, Inc., Steven A. Roberts, Gary Saling, The Drew D. Peloubet Family Trust DTD 6/29/09 and Drew D. Peloubet.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of Registrant, filed with the Commission, are incorporated herein by reference:

(a) Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2019, filed with the Commission on March 16, 2020;

(b) Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 11, 2020;

(c) Registrant’s Current Reports on Form 8-K filed on February 3, 2020, February 10, 2020, March 2, 2020, March 6, 2020, March 24, 2020, March 30, 2020, and June 9, 2020; and

(d) The Description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-B filed on August 23, 1993, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in this Registration Statement or contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute part of this Registration Statement except in its modified form and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being registered hereby has been passed upon by Cathy A. King, Vice President, General Counsel, and Corporate Secretary of Registrant. Ms. King is an employee and officer of Registrant and owns, or has the right to acquire, a number of shares of Common Stock that represents less than 1% of the total outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Registrant’s bylaws, as amended (“Bylaws”) provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director or officer of Registrant, or is or was serving or has agreed to serve at the request of Registrant as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of Registrant, or is or was serving or has agreed to serve at the request of Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful; except that in the case of an action or suit by or in the right of Registrant to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Bylaws also provide that expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Registrant as authorized in the Bylaws. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as Registrant’s Board of Directors deems appropriate. Registrant’s Board of Directors may authorize Registrant’s counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not Registrant is a party to such action, suit or proceeding.

The Bylaws provide that the foregoing indemnification provisions shall be deemed to be a contract between Registrant and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware General Corporation Law (“DGCL”) are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. The Bylaws provide that such contract right may not be modified retroactively without the consent of such director, officer, employee or agent.

The Bylaws provide that the foregoing indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the indemnified person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Bylaws provide that Registrant shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Registrant, or is or was serving at the request of Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not Registrant would have the power to indemnify such persons against such liability under the provisions of the Bylaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

Registrant’s Certificate of Incorporation, as amended, provides that its directors shall not be personally liable to Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Registrant has obtained director and officer liability insurance for the benefit of its directors and officers that insures its directors and officers against certain losses and insures Registrant against certain of its obligations to indemnify such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number     Description
4.1 Certificate of Incorporation of PAR Technology Corporation, as amended through June 5, 2020*
4.2 Bylaws, as amended through March 29, 2020 (filed as Exhibit 3(ii) to PAR Technology Corporation’s
Form 10-Q filed May 11, 2020 and incorporated herein by reference)
4.3 Specimen Stock Certificate (filed as Exhibit 4 to PAR Technology Corporation’s Registration Statement on
Form S-2 (Registration No. 333-04077) filed May 20, 1996 and incorporated herein by reference)
5.1 Opinion of Counsel*
23.1 Consent of Counsel (included in the opinion filed as Exhibit 5.1)*
23.2 Consent of BDO USA, LLP *
24.1 Power of Attorney (included on signature page)*
99.1 Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan, as amended June 4, 2020*

99.2 AccSys Phantom Equity Plan*
_____________________________
* Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Manlius, State of New York, on June 17, 2020.

PAR TECHNOLOGY CORPORATION
/s/ Bryan A. Menar
Bryan A. Menar
Chief Financial and Accounting Officer (Principal Financial Officer)

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints Savneet Singh and Bryan A. Menar, and each or any one of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ Savneet Singh	Director, Chief Executive Officer and President (Principal Executive Officer)	June 17, 2020
Savneet Singh

/s/ Bryan A. Menar	Chief Financial and Accounting Officer (Principal Financial Officer)	June 17, 2020
Bryan A. Menar

/s/ Cynthia A. Russo	Director	June 17, 2020
Cynthia A. Russo

/s/ Douglas G. Rauch	Director	June 17, 2020
Douglas G. Rauch

/s/ John W. Sammon, Jr.	Director	June 17, 2020
John W. Sammon, Jr.

/s/ James C. Stoffel	Director	June 17, 2020
James C. Stoffel